ULURU NEWS

Contact: Company
Helmut Kerschbaumer
Interim President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES RESIGNATION OF DIRECTOR

Addison, Texas, February 18, 2016; ULURU Inc. (OTCQB: ULUR) today announced the resignation of Kerry P. Gray as a Director of the Company, effective February 18, 2016.  The Company announced previously the resignation of Mr. Gray as President and Chief Executive Officer of the Company, which was effective on November 19, 2015.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

ULURU Inc. (OTCQB: ULUR) trades on the OTCQB Venture stage marketplace for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements about potential changes to the Company’s business plan, management staffing, composition of our Board of Directors, and other matters of the Company. These statements are subject to numerous risks and uncertainties, including but not limited the risks that the Company will be unable to will be unable to identify and attract directors.  Additional risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.